EXHIBIT 99.1
Cadence Pharmaceuticals 3Q07 Conference Call
CADENCE PHARMACEUTICALS, INC.
Third Quarter 2007 Financial Results and Clinical Update
Conference Call Transcript
November 15, 2007
MANAGEMENT DISCUSSION SECTION
Operator: Good morning and welcome to the Cadence Pharmaceuticals Third Quarter 2007 Financial Results and Clinical Update Conference Call. At this time, I’d like to inform you that this conference is being recorded and that all participants are in a listen-only mode. At the request of the company, we will open the conference up for questions and answers after the management’s presentation. [Operator Instructions].
Our first speaker is Bill LaRue, Senior Vice President and Chief Financial Officer of Cadence Pharmaceuticals. Go ahead sir.
William R. LaRue, Senior Vice President and Chief Financial Officer
Thank you. Good morning everyone and thank you for joining us today. Before we get started, I would like to remind everyone that statements made during this conference call that are not a description of historical facts, are forward-looking statements. These include statements regarding the timeframes in which we expect to complete and disclose results from our clinical trials and to file applications for regulatory approval of our product candidates; the indications for use that may be included in such applications; the likelihood that results of our clinical trials will be sufficient to support regulatory approvals; our expectations regarding the potential market demand for our product candidates; and our projected operating expenses and cash balances.
Such forward-looking statements are based on our current expectations, but our actual results may differ materially from those presented in this conference call due to the risks and uncertainties inherent in our business, including without limitation, our dependence on the success of Acetavance and Omigard; any delays or significant regulatory issues we may experience concerning our clinical trials; unexpected adverse side effects or inadequate therapeutic efficacy of our product candidates that could delay or prevent the regulatory approval or commercialization, or that could result in recalls or product liability claims; the adequacy of our clinical trial designs; delays or quality issues in developing, testing, and manufacturing Acetavance or Omigard; the market potential for our product candidates and our ability to compete in our targeted markets; fluctuations in quarterly and annual financial results; our need to obtain substantial additional financing to complete our product development plans and the potential that we may not be able to raise sufficient capital when needed; and other risks detailed in our prior press releases, in our periodic public filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date.
All forward-looking statements are qualified in their entirety by this cautionary statement and we undertake no obligation to revise or update the information presented in this conference call to reflect events or circumstances after the date hereof. This caution is made under the Section 21E of the Private Securities Litigation Reform Act of 1995.

If anyone has not seen our third quarter 2007 financial results, press release issued yesterday, you can access it on our website at www.cadencepharm.com. Additionally, this conference call is being webcast through the company’s website and will be archived there for future reference.
On the call with me today are Ted Schroeder, our President and CEO and Dr. Jim Breitmeyer, our Executive Vice President and Chief Medical Officer. I’ll now turn the call over to Ted.
Theodore R. Schroeder, President and Chief Executive Officer
Good morning everyone and thank you for joining us today to discuss Cadence’s third quarter 2007 and year-to-date financial results. In addition to reviewing our financial results, we will also provide you with an update of our ongoing clinical development programs and recap the key milestones we anticipate achieving in the next 12 months and beyond. Following the financial and clinical overview, we’ll open the call for your questions.
As you know, we currently have two Phase III product candidates in our clinical development pipeline; intravenous acetaminophen for the treatment of acute pain and fever in adults and children; and Omigard, a topical antimicrobial gel for the prevention of catheter-related infections.
We are pleased to announce that we have recently branded our IV acetaminophen product candidate with the brand name Acetavance and have applied to register this trademark with the US and Canadian patent and trademark offices.
We continue to believe that our product candidates have a potential to satisfy unmet medical needs. We think that, if approved, Acetavance will be well positioned as the potential foundation for a multi-modal approach to managing acute pain and fever in hospitalized adults and children who cannot readily take medication by mouth.
As many of you are well aware, there has been an increasing level of public awareness surrounding the needs for new more effective ways to lower hospital-acquired infection rates.
According to a recent high profile study, drug-resistant staph infects more the 90,000 Americans a year and contributes to more than 18,000 deaths. Although a large portion of these infections occur outside of hospitals, they are believed to originate primarily in the hospital setting. As a result, there is increased pressure on healthcare organizations to demonstrate that they have procedures and resources in place to reduce MRSA infections. We therefore believe that due to the broad bactericidal and fungicidal activity we’ve seen in preliminary studies, if approved, our product candidate Omigard may be well positioned to address the growing medical need for preventing catheter-related infections.
In other highlights, we are also pleased to report that effective with the market opening on Monday, November 19, Cadence will be included in the NASDAQ Biotechnology Index. This index is the basis for the iShares NASDAQ Biotechnology Index Fund as well as options traded on several exchanges.
I’ll now turn the call over to Bill for an overview of our third quarter and year-to-date financial results.
William R. LaRue, Senior Vice President and Chief Financial Officer
Thanks Ted. For the three months ended September 30, 2007, we reported a net loss of $13.0 million or $0.45 per share compared to a net loss of $7.8 million or $6.01 per share in the third quarter of 2006.

As of September 30, 2007, we held cash and cash equivalents of $54.5 million.
Total operating expenses for the third quarter were $13.6 million compared to $8 million for the third quarter of 2006. This increase was primarily due to the following items: a $4.0 million increase in R&D expenses, personnel costs and regulatory costs associated with our ongoing Phase III clinical trials of Omigard and Acetavance, and pre-commercialization manufacturing development activities for Acetavance, as well as a $1.2 million increase in general and administrative expenses due to increases in salaries and personnel costs including stock-based compensation charges and costs related to operating as a public company.
For the nine months ended September 30, 2007, we reported a net loss of $37.5 million or $1.31 per share compared to a net loss of $43.2 million or $34.27 per share for the nine months ended September 30, 2006.
Total operating expenses for nine months ended September 30, 2007 were $39.6 million compared to $43.9 million for the nine months ended September 30, 2006. This decrease in operating expenses was primarily related to a one-time $25.3 million initial license fee incurred during the first quarter of 2006 in connection with our acquisition of the rights to Acetavance and it was offset by the following items: a $16.5 million increase in costs during the first nine months of 2007 related to our ongoing Phase III clinical trial of Omigard and Acetavance; pre-commercialization manufacturing development activities for both product candidates; personnel related costs due to the planned hiring of staff to support a clinical and regulatory efforts; and a $3.5 million increase in general and administrative expenses due to increases in salary and related personnel costs, including stock-based compensation charges, depreciation expenses and costs related to operating as a public company.
In terms of guidance for the full year 2007, we expect that our total operating expenses for the year will be between $54 and $57 million, which is lower than the previous anticipated range of $57 to $60 million.
The reduced operating expense projections include approximately $4 million in non-cash stock-based compensation and reflect changes in the timing of our pre-commercialization manufacturing development expenditures and the initiation of certain planned clinical trials.
We anticipate the cash and cash equivalents at December 31, 2007 will be between $37 and $40 million.
With that, I’ll now turn the call over to our Chief Medical Officer, Dr. Jim Breitmeyer for an update on our clinical development programs.
James B. Breitmeyer, Executive Vice President — Development and Chief Medical Officer
Thank you, Bill.
We are pleased to report that in October we completed patient enrollment in our two Phase III clinical trials of Acetavance for the treatment of fever in adults. One study compares Acetavance to placebo and the other compares Acetavance to orally administered acetaminophen. You might recall that in August 2007, we also completed enrollment in a pivotal Phase III clinical trial of Acetavance for the treatment of post-operative pain following abdominal gynecological surgery.
As previously communicated, we anticipate announcing the top line results from all three of these studies in early 2008.
In line with previous guidance, we also plan to initiate two multi-day safety studies of Acetavance, one in adult and one in pediatric patients in the fourth quarter of 2007.

In addition to these planned trials, in the fourth quarter of 2007 we also plan to initiate a Phase III clinical trial of Acetavance for the treatment of mild to moderate pain in adults following abdominal laparoscopic surgery.
The new trial is a randomized double-blinded multi-center study of 240 subjects and is designed to evaluate the safety and efficacy of two doses of Acetavance compared to placebo, that is 1000 milligram every six hours and 650 milligrams every four hours. The primary endpoint for this study will be the sum of pain intensity differences from baseline over 24 hours at a p value below 0.05 and it will be powered at the 90% level.
The rationale for the addition of this new study to our ongoing clinical development program is based on the following factors: less invasive surgeries such as laparoscopy are an increasingly common form of surgery and we should provide physicians with dosing information in these less invasive surgeries; the additional study is intended to support a broader proposed label for Acetavance by providing safety and efficacy data at two different doses and dose intervals; if our studies are successful and an NDA for Acetavance is approved, an expanded label may potentially expand the market opportunity for this product candidate to include patients with less severe pain; and the data for patients with mild to moderate acute pain will supplement the results from the more severe pain models studied in our other clinical trials of Acetavance. Importantly, the addition of the new study is not expected to negatively impact our NDA filing timeline for Acetavance.
We anticipate completing enrollment in this study in the second quarter of 2008, and assuming the successful completion of all of our clinical trials of Acetavance, we remain on target to submit our 505(b)(2) NDA for this product candidate to the FDA in the second half of 2008.
Switching gears to our Omigard clinical program for a moment, we continue to be pleased with its progress. You may recall that earlier this year, we had increased the target enrollment in our ongoing Phase III clinical trial of Omigard from 1,250 to 1,850 patients and have completed enrollment of our original target of 1,250 patients ahead of plan. Based on our current enrollment rates, we continue to anticipate completing enrollment of our total goal of 1,850 patients in the second quarter of 2008. And if the results are positive, we plan to submit a new drug application for Omigard in the first half of 2009.
With that, I’ll now turn the call back to Ted for his closing remarks.
Theodore R. Schroeder, President and Chief Executive Officer
Thanks Jim. I’d like to wrap up the management review portion of today’s call by restating our continued commitment to meeting our clinical, regulatory and pre-commercialization goals and objectives for both of our product candidates, Acetavance and Omigard.
At this point, I’d like to turn the call back to the operator and open the lines for questions. Operator?

QUESTION AND ANSWER SECTION
Operator: Thank you. [Operator Instructions]. Our first question comes from Charles Duncan, JMP Securities.
<A — Theodore Schroeder>: Good morning, Charles.
<Q — Charles Duncan>: Hi gentlemen. Good morning. Can you hear me?
<A — Theodore Schroeder>: Yes.
<Q — Charles Duncan>: Excellent. First of all, congratulations on a good quarter of progress.
<A — Theodore Schroeder>: Thank you.
<Q — Charles Duncan>: And thank you for taking my question. I had questions about next year in terms of the expense structure of the income statement. Can you provide us a little bit of color as to what you anticipate the R&D and SG&A spend to be?
<A — William LaRue>: Good morning, Charles. This is Bill. We’ll provide guidance for next year with our fourth quarter call, and so that will be in the late February is typically when we provide that guidance. We continue to have significant expenditures in terms of the CMC and other related activities. So I think the trends that you are seeing are consistent, but we’ll provide more specific guidance in that timeframe.
<Q — Charles Duncan>: Okay. Perhaps you can help us understand a little bit about the timing of both pre-commercialization manufacturing investment as well as investment in marketing efforts? And then finally, just review I forgot what the milestone requirements were for IV APAP as you file that, are there any that you need to pay out?
<A — William LaRue>: Okay, I’ll take that first. The payments for Acetavance, the first payment we have is on NDA approval.
<Q — Charles Duncan>: Okay.
<A — William LaRue>: So that would not affect the income statement in 2008. As we move through the year, we’ll actually see expenses ramp down from the clinical trials. As we complete those trials with both programs, it will be reasonably consistent in terms of the manufacturing expenses in terms of what we’ve seen this year. And then as we kind of complete the build-out, we’ll see those drop-off and really then offset by increases in the marketing spend, which will see some reasonable increases next year.
<Q — Charles Duncan>: Okay, good. I think we can imagine kind of where it’s going. Thank you for that added color. Quickly turning to Jim, with regard to the laparoscopic surgery trial, that’s a new trial, but let me ask you, is there any specific feedback from the FDA that you are responding towards or really just a response to where the current trends are in the marketplace?
<A — James Breitmeyer>: Charles, the primary purpose is to broaden the label and to reflect changes in the marketplace and we’re not responding to any specific concerns from the FDA.
<Q — Charles Duncan>: Okay, good. Thanks for that added help.
<A — Theodore Schroeder>: Yeah, this is Ted. One of the things we — as we understand the market better and understand the use of acetaminophen in the hospital, one of the things that we realize is about 50% of all acetaminophen use in the hospital is the 650 milligram dosage. And so this is an attempt to provide a dosing guidance for dosage that physicians are familiar with and comfortable using in the hospital setting.
<Q — Charles Duncan>: Excellent. Thanks for that added color, Ted.
<A — Theodore Schroeder>: You bet.
Operator: We’ll take our next question from Greg Fraser with Merrill Lynch.
<Q — Gregory Fraser>: Good morning guys. Thanks for taking the questions.
<A — Theodore Schroeder>: Good morning, Greg.
<Q — Gregory Fraser>: How should we think about the incremental cost for the lap surgery studies relative to what you are already spending on the APAP program?
<A — William LaRue>: It’s — Greg, it’s actually a relatively small incremental spend in terms that is not going to move the needle in terms of year-over-year expenses.
<Q — Gregory Fraser>: Okay. And you expect to have the full data that’s included in the initial NDA submission?
<A — William LaRue>: That is correct.
<Q — Gregory Fraser>: Okay. And what’s the latest status on Bristol’s ongoing studies?
<A>: The Bristol Spanish study is continuing to be pushed forward by Bristol, although it seems with a relatively low sense of urgency since it is a study that was designed primarily to support the Spanish orthopedics model. It is not necessary for our NDA, so we will take the data when we get it. It will be included in the NDA, but it’s not part of our core package.
<Q — Gregory Fraser>: Okay. So that couldn’t negatively impact your filing timings because you don’t...?
<A>: That’s correct.
<Q — Gregory Fraser>: You are not relying on it?
<A>: Yeah, we are not relying on it and so whatever we — I mean, we do believe that we’ll have data before our NDA, but we are not relying on it and it doesn’t — we think that it has a very limited if any way that it could negatively impact our NDA.
<Q — Gregory Fraser>: Okay. Thank you.
<A>: Other questions?
Operator: And we’ll take our next question from Angela Larson, SIG.
<Q — Angela Larson>: Good morning, and thanks for taking the question. I wanted to tie together a couple of your answers on the new study. Given that it wasn’t inspired by comments from the FDA, but from your goals of extending the label and partially because you wanted to look at the 650 milligram dose, is it fair to assume that you don’t have a lot of data available on dosing at that state?
<A — James Breitmeyer>: This is Jim, Angela. That’s correct. Bristol-Myers did not study a 650 milligram dose at all and we don’t have as much color about prescribing practices in Europe, but we did, as Ted mentioned, we did find that the 650 milligram dose remains in common use in among hospital physicians. So, IMS data showed for example that there are a lot of 325 milligram regular strength acetaminophen tablets being sold within the hospital.
<Q — Angela Larson>: Okay. And then as you’ve been going through these trials, how has enrollment been, has the physician and patient community been receptive to the IV formulation?
<A — James Breitmeyer>: Absolutely. Enrollment has been very brisk. We completed enrollment of our gynecological surgery study ahead of schedule.
<Q — Angela Larson>: Fantastic. Thank you.
Operator: [Operator Instructions]. And we’ll take a follow-up from Charles Duncan of JMP Securities.
<Q — Charles Duncan>: Thanks guys for taking the follow-up. I wanted to ask you about your current thoughts about the marketplace relative to the pricing flexibility that you may have certainly compared to the reference pricing in Europe. I don’t expect that you name a price, but what’s your thought there and the logic behind it in terms of medical value-add?
<A — Theodore Schroeder>: Sure, Charles. As you know from a medical value-add, there is pretty big hole in the armamentarium in the US with only opioids and a single NSAID available to treat acute pain in the hospital. So flexibility among prescribers in the US is limited because of the — certainly the side effects of both the opioids and the NSAIDs particularly bleeding with NSAIDs. So the chance to do multi-modal approach to managing pain is somewhat limited in the US and that’s where we see acetaminophen really filling the unmet need as the first drug on board and then opioids principally will be added to that if pain increases and that of course is where we see in well controlled clinical trials between 33 and 50% reduction in opioids consumption, which is certainly clinically meaningful.
From a pricing perspective, we anticipate and we’ve discussed this before a price in the $8 to $10 price range. That is comparable to the price of IV acetaminophen in the Northern European countries, where Bristol prices the product between $7 and $9 per dose. It’s also consistent with the price of Toradol when it was branded 10 years ago, which was also about $7 a dose, and of course both drugs are administered four times a day. We continue to do market research around pricing, although, we will not complete a formal pricing study until just before launch and I don’t anticipate we’ll say anything more specific about pricing until we launch the product. But I think we are highly confident and based on our ongoing market research that the $8 to $10 price range is acceptable and it is the assumption that we have in our models.
<Q — Charles Duncan>: Ted, this is kind of an academic question, but do you have any pharmacoeconomic studies ongoing that you’ll be able to provide at least to the marketplace after FDA approval helping the market to understand really the value-add here or is it going to be pretty obvious to hospital administrators?
<A — Theodore Schroeder>: Well, I think it’s going to be pretty obvious and I’ll give you an example of market research study that we just completed, extensive study talking to prescribers, potential prescribers, so these are orthopedic surgeons, general surgeons, GYN surgeons et cetera. More than 70% of the respondents when asked what their adoption of the IV acetaminophen will be, so when would they first adopt the product, and that’s a standard market research question in new product planning, are they early adopters, are they somewhat late adopters, are they laggers et cetera. 70% of the respondents said that they would immediately begin prescribing IV acetaminophen. So it seems apparent to us that physicians clearly understand the role of the product and where it fits and that group of physicians also was anticipating a price between $8 and $10 a dose. So I think it’s rather self evident although in our ongoing clinical trials, we are collecting data that will be the basis for pharmacoeconomics analysis once the primary endpoints and the primary goals of the study are completed, we’ll then take those data and turn them into the a pharmacoeconomic rationale as well.
<Q — Charles Duncan>: That’s helpful. And I know I’ve asked you this before, but do you have any new thoughts on kind of the size of the sales force that you’ll use to market this drug?
<A — Theodore Schroeder>: No, we believe that we need to penetrate to sales and hospitals, which will get us to 80% of the market potential. And to do that, we’ll — we anticipate a sales force between 150 and 200 sales reps.
<Q — Charles Duncan>: Okay, super. Thanks for the added information.
<A — Theodore Schroeder>: Thank you, Charles.
Operator: And we’ll take our next question from Matthew Jacobson of BDR Research.
<A — Theodore Schroeder>: Good morning, Matt.
<Q — Matthew Jacobson>: Hi. Thanks for taking my question. I was just wondering quickly, if you could give a little color on the timelines for the data analysis for the GYN trial. So figuring the last classification was enrolled late August to early September and 30-day follow-up completed the beginning of October, where are you guys at this point, has the database unlocked or are you beginning to punch numbers, any color on the process that will be great?
<A — James Breitmeyer>: Sure, Matt. This is Jim. The timelines is that we are in the data cleaning phase.
<Q — Matthew Jacobson>: Okay.
<A — James Breitmeyer>: And also, we are doing some routine and fairly typical auditing of data, so making sure that what’s in the case report form is what is in the database. And then, after that, it will be database lock. We are planning to have the unblinding then we are going to have the — which hasn’t happen yet- we are going to have the CRO work independently from the company for a while on the analyses to make sure that all of the data go through the analytical process cleanly. I’m sure you know that sometimes when data are unblinded that anomalies pop up that need to go back and be corrected and so we want to remain blinded while that final phase of data analysis comes up. Then after that, a small group within the company will be involved in looking at the unblinded data and then shortly after that then we would plan to announce top line results. So we remain on track for our early ‘08 announcement of top line results.
<Q — Matthew Jacobson>: Great. Thanks. That’s helpful.
     Operator: [Operator Instructions]. And at this time, there are no further questions. I’d like to turn the call back over to Mr. Schroeder for any closing remarks.
Theodore R. Schroeder, President and Chief Executive Officer
Well, thank you all again for participating in our third quarter 2007 financial results and the development highlights conference call, and have a great rest of the day. Thank you.
Operator: Ladies and gentlemen, this concludes our conference call for today. You may now disconnect.